Exhibit 10.4

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made and entered into as of April 17, 2020 (the “Effective Date”) by and between Vaxart, Inc., a Delaware corporation with a place of business 385 Oyster Point Boulevard, suite 9A, South San Francisco, CA 94080 (“Vaxart”) and Kindred Biosciences, Inc., a Delaware corporation, with its principal office located at 1555 Bayshore Highway, Suite 200, Burlingame, California 94010 (“KindredBio”). Vaxart and KindredBio, collectively, are the “Parties”; and each, a “Party.”

RECITALS

A.     KindredBio, among other things, operates a biological development and cGMP (defined below) manufacturing facility, and KindredBio provides contract development and manufacturing services for a wide range of human and animal biologicals;

B.     Vaxart is a biotechnology company focused on the discovery, development, and commercialization of oral recombinant vaccines;

C.     Vaxart desires to retain KindredBio from time to time to perform services, including to provide, supply, create, and/or manufacture certain pharmaceutical products in connection with vaccines, including Bulk Drug Substance (defined below) and Products (defined below), and KindredBio desires to perform such services, pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, undertakings, and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE 1: DEFINITIONS

1.1	“Affiliates” shall mean all entities controlling, controlled by, or under common control with a Party, as applicable. The term “control” (as used in this definition) shall mean, direct or indirect ownership of at least 50% of the outstanding voting securities of a corporation, or a comparable equity interest in any other type of entity, or the power to direct or cause the direction of the management and policies of an entity.

1.2

“Applicable Laws” means all U.S. (and as specified in a Work Order, foreign) laws, ordinances, codes, rules, and regulations applicable to the “Services” or any aspect thereof, and the obligations of Vaxart or KindredBio, as the context requires under this Agreement, including, without limitation: (i) all applicable United States federal, state, regional, and local laws and regulations (including applicable environmental laws and the U.S. Foreign Corrupt Practices Act); (ii) the FD&C Act; and (iii) all regulations, guidelines, guidances, rules, orders, and other requirements of any kind whatsoever of the FDA or of any comparable foreign agency (as applicable under any Work Order).

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

1.3

“Batch” means a specific quantity of a Product resulting from a single execution of the manufacturing process set forth in the Specifications and comprised of a number of units mutually agreed upon in writing between KindredBio and Vaxart, as set forth in a Work Order.

1.4	“Bulk Drug Substance” means the active compound, as set forth in each Work Order.

1.5	“Confidential Information” is defined in Section 8.1.

1.6	“FDA” means the United States Food and Drug Administration and any successor agencies or bodies.

1.7

“FD&C Act” means the United States Federal Food, Drug and Cosmetics Act, (21 U.S.C. 301, et seq.), as amended from time to time, and any regulation promulgated thereunder, including, without limitation, all cGMP and cGLP, in each case, as amended from time to time.

1.8

“Good Laboratory Practices,” “cGLP,” or “CGLP” means “current Good Laboratory Practices” as set forth in (a) Title 21, United States Code of Federal Regulations, Part 58 (“CGLP Regs”), and (b) all additional Applicable Laws that replace, amend, modify, supplement, or complement any of the foregoing.

1.9

“Good Manufacturing Practices,” “cGMP” or “CGMP” means “Current Good Manufacturing Practices” as set forth in (a) Title 21, United States Code of Federal Regulations, Parts 210 and 211 (“CGMP Regs”), (b) International Conference on Harmonization (ICH) ICH Q7 Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and (c) all additional Applicable Laws that replace, amend, modify, supplement, or complement any of the foregoing.

1.10

“Intellectual Property” means any and all proprietary rights in and to patents, patent applications, formulae, trademarks, trademark applications, trade names, inventions, technologies, copyrights, works of authorship, industrial designs, trade secrets, know how, or any other rights in and to proprietary works, information, or intellectual property of any kind or nature, including, without limitation, all biological, chemical, biochemical, toxicological, pharmacological, and metabolic material, and information and data relating thereto, and formulation, clinical, analytical, and stability information and data that have actual or potential commercial value and are not available in the public domain.

1.11	“KindredBio IP” is defined in Section 5.1.3.

1.12

“Materials” means any data, information, raw materials, or any other tangible materials of any kind provided by or on behalf of Vaxart to KindredBio or its designee under this Agreement or any WO for KindredBio’s performance of the Services and/or any data, information, raw materials, or any other tangible material of any kind provided by or on behalf of KindredBio under this Agreement or any WO that, when combined with Materials provided by or on behalf of Vaxart, are necessary for KindredBio to perform the applicable Services.

1.13

“Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture, or governmental agency or authority.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

1.14	“Pre-Existing KindredBio IP” is defined in Section 5.1.3.

1.15

“Product” means each pharmaceutical product set forth in a Work Order, to be produced by KindredBio for development and/or clinical use only (and in no case for commercial use) as part of the applicable Services.

1.16	“Quality Agreement” is defined in Section 2.1.

1.17	“Records” is defined in Section 4.1.1.

1.18	“Reports” is defined in Section 2.3.

1.19

“Services” means the services to be performed pursuant to this Agreement and as further defined and detailed from time to time in an executed WO by KindredBio for the benefit of Vaxart, including, without limitation the supply, manufacture, and/or production of Products and the generation and delivery of any Reports.

1.20

“Specifications” means the specific requirements, standards, and other criteria for a Product, including, as applicable, the specific methods, techniques, processes, protocols, and standard operating procedures that are to be used by KindredBio to manufacture a Product, as set forth in the applicable Work Order.

1.21	“Third Party” means any Person other than a Party to this Agreement.

1.22	“Third Party Rights” means any Intellectual Property of any Third Party.

1.23	“Vaxart Inventions” is defined in Section 5.1.4.

1.24	“Vaxart Pre-Existing IP” is defined in Section 5.1.2.

1.25

“Work Order” or “WO” means a detailed document signed by both Parties that provides the specific information about particular projects and services to performed under this Agreement, including, for example, without limitation, and when applicable, the scope of the applicable project or services, timelines, milestones, payments and payment terms, the requisite processes, and what is expected of the Parties, and, in each case, shall, subject to Section 2.1, be an exhibit to this Agreement and incorporated herein.

1.26	“Work Product” is defined in Section 5.1.1.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ARTICLE 2: WORK ORDERS; PERFORMANCE OF SERVICES; REPORTS

2.1     Purpose; Work Order; Quality Agreement. All Services to be performed by KindredBio under this Agreement shall be set forth in a Work Order mutually agreed to in writing by the Parties. Each Work Order shall expressly reference this Agreement and, upon execution by both Parties, this Agreement shall be incorporated into such Work Order by this reference and made a part of such Work Order. To the extent of any conflict between a Work Order and this Agreement, this Agreement shall control, except to the extent such Work Order specifically states that such Work Order controls with respect to the conflicting provisions. No Work Order shall be deemed to amend this Agreement. Each Work Order shall be agreed upon by the Parties on a project-by-project basis, with no required minimum or maximum number of Work Orders. This Agreement and the Quality Agreement (as defined below), together with each WO (including any attachments or schedules thereto), but separate and apart from any other WO, shall constitute the entire agreement between the Parties for the performance of Services defined in such WO. Upon or around the execution of this Agreement, the Parties will execute a mutually acceptable quality agreement (“Quality Agreement”), which will allocate to each Party the roles and responsibilities with respect to quality control and regulatory compliance as they apply to the Services provided by KindredBio to Vaxart under each Work Order. This Agreement shall be incorporated into the Quality Agreement by this reference and made a part of the Quality Agreement. To the extent of any conflict between the Quality Agreement and this Agreement, the Quality Agreement shall control with respect to quality-related matters, and this Agreement shall control with respect to all other matters. The Quality Agreement shall not be deemed to amend this Agreement.

2.1.1     If either KindredBio or Vaxart requires or requests any changes to the Services described in any particular Work Order for the particular applicable project(s) set forth therein, either Party, as the case may be, shall prepare a “Project Change Authorization” (“PCA”) to amend the applicable WO that reflects the requested or required changes, including an estimate of any resulting adjustments to the timelines for such revised Services and any suggested changes in the applicable fees. Upon the execution by both Parties of the Project Change Authorization, this Agreement shall be incorporated into such amended Work Order by this reference and made a part of such amended Work Order, and KindredBio shall perform the Services as revised and changed in the PCA, and Vaxart shall pay any changed fees therefor in accordance with such PCA. Notwithstanding anything herein to the contrary, to the extent that the changes set forth in any PCA consist of a reduction or increase in the Services to be performed under a Work Order, KindredBio shall perform only such reduced or increased Services. In connection with any change to the scope of Services under any Work Order, the Parties shall negotiate in good faith a reduction or increase, respectively, in the fees payable to KindredBio for such reduced or increased Services and confirm any such change in the applicable PCA. Notwithstanding the foregoing, if Vaxart changes a scheduled fill date or cancels a Batch as set for in a particular WO, then Vaxart shall pay to KindredBio the applicable cancellation fee pursuant to Section 7.5.

2.1.2     The performance of all Services shall be controlled by the terms and conditions of this Agreement (including any applicable WO). The terms and conditions on any business forms (including purchase orders) used by either Party for the purposes of invoicing, delivering Reports, or otherwise, shall not form part of this Agreement. KindredBio agrees not to change or deviate from a WO without the prior written consent of Vaxart. In no event shall KindredBio be required to store Product for more than [***] after KindredBio’s release of Product without KindredBio’s prior written consent and Vaxart’s written agreement to reimburse KindredBio for the cost of such storage at KindredBio’s standard rates.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

2.1.3     KindredBio shall not subcontract any Services to, or otherwise use the services of, KindredBio’s Affiliates, contractors, or vendors to fulfill KindredBio’s obligations under this Agreement or any WO without providing prior written notice to Vaxart, in the case of KindredBio’s Affiliates, or obtaining Vaxart’s prior written consent, in the case of KindredBio’s contractors and vendors, which consent shall not be unreasonably withheld, delayed, or conditioned. If KindredBio subcontracts any Services to any Affiliate, contractor, or vendor, any Affiliate, contractor, or vendor so used shall be subject to all of the terms applicable to KindredBio under this Agreement and any WO, and shall be entitled to all rights afforded KindredBio under this Agreement and any WO. With KindredBio’s consent, any Affiliate of KindredBio may execute a WO directly with Vaxart under this Agreement. KindredBio acknowledges and agrees that any use of its Affiliates, contractors, or vendors to fulfill KindredBio’s obligations hereunder shall not relieve KindredBio of its obligations hereunder, and KindredBio agrees that it shall be liable for such Affiliate, contractor, or vendor conduct that is prohibited under this Agreement and Affiliate, contractor, or vendor conduct that would have constituted breach of this Agreement if it had been engaged in by KindredBio. In that circumstance, KindredBio expressly waives any requirement that Vaxart exhaust any power, right, or remedy, or proceed directly against the Affiliate, contractor, or vendor, for any obligation or performance by KindredBio under this Agreement.

2.1.4     Any Materials to be provided to KindredBio by Vaxart for KindredBio’s use to perform Services under a Work Order shall be specified in the applicable Work Order, including the quantities of Materials to be provided and the timeline for providing such Materials. Vaxart shall provide KindredBio with pertinent and necessary information related to the Vaxart-supplied Materials, including, but not limited to, stability data, safety data sheets, and stability information, as applicable. KindredBio shall keep all Materials separate and segregated from other work. KindredBio shall use all Vaxart-supplied Materials in compliance with all Applicable Laws and all reasonable guidance documents, testing, and storage requirements, disposal, and other instructions provided by Vaxart and communicated to KindredBio. All such Materials provided to KindredBio are and shall remain the exclusive property of Vaxart, and shall be used by KindredBio only in strict accordance with the applicable Work Order and for no other purpose without the express prior written consent of Vaxart. KindredBio shall not use or exploit any of Materials for its own benefit or for the benefit of any other Person without the prior written consent of Vaxart. Unless otherwise specified in writing, no title, right, or license in or to Materials is granted or implied by this Agreement. Other than to an Affiliate, as provided in this Agreement, KindredBio shall not transfer or provide any Materials to a Third Party without the prior written consent of Vaxart. Vaxart hereby waives any and all rights of recovery against KindredBio and its Affiliates, and against any of their respective directors, officers, employees, subcontractors, agents, or representatives, for any loss or damage to the Materials to the extent the loss or damage is fully reimbursed to Vaxart by KindredBio’s insurance (whether or not such insurance is described, provided for, or referenced in this Agreement).

2.1.5     Upon completion, termination, or discontinuation of any Work Order, KindredBio shall, upon Vaxart’s decision and written direction regarding same communicated to KindredBio, and at Vaxart’s reasonable expense, promptly return any Materials to Vaxart or its designee, or destroy any related Materials and provide a written certification to Vaxart regarding the destruction of such Materials.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

2.2	Performance of Services.

2.2.1     KindredBio shall perform Services in accordance with the terms and conditions of this Agreement, the applicable WO, and the Quality Agreement, as applicable. Except as otherwise provided in the applicable Work Order, all Product manufactured by KindredBio and delivered to Vaxart hereunder will be manufactured in accordance with cGMP and will conform to the applicable Specifications. KindredBio shall deliver all applicable Product as described in an applicable WO to Vaxart or to Vaxart’s designated agent or consignee. All shipments shall be delivered to Vaxart from KindredBio’s facilities in California by freight collect via a common carrier designated by Vaxart, at Vaxart’s expense; provided, however, that KindredBio shall be responsible for the loading of Product on departure and shall bear all costs of such loading. Vaxart shall procure, at its cost, insurance covering damage or loss of Product during shipping. All shipping instructions of Vaxart shall be accompanied by the name and address of the recipient, the shipping date, and any other pertinent information.

2.2.2     Services shall, unless otherwise permitted in the applicable WO or not specifically described in the applicable WO, use such personnel, methods, procedures, and resources as are specified in the applicable WO. KindredBio shall perform the Services at the facility specified in the applicable Work Order and shall not use any other facilities for the performance of Services without Vaxart’s prior written consent. KindredBio shall meet industry standards of professional conduct in the performance of each Work Order and in the preparation of all Reports and generation of any data. KindredBio shall adhere to the terms and conditions of this Agreement (including the applicable Work Order and, if applicable, the Quality Agreement) and any and all Applicable Laws (including cGMP, if applicable) in the performance of each Work Order and in the preparation of all Reports and generation of any data. Should any regulatory requirements be changed, amended, updated, or revised, KindredBio shall make every reasonable effort to satisfy such new requirements. In the event that compliance with such new regulatory requirements necessitates a revised scope of work or change order under a Work Order, KindredBio shall submit to Vaxart an amended Work Order for Vaxart’s written approval and acceptance prior to making any changes to Services under the applicable Work Order; provided that Vaxart shall not unreasonably withhold, condition, or delay such approval and acceptance. Vaxart shall approve or deny KindredBio’s suggested changes within [***] of KindredBio’s request for written approval or as soon thereafter as is practicable.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

2.2.3     Within [***] after completion of all Services under a Work Order (or at such other time as may be specified in the applicable Work Order or Quality Agreement), Vaxart shall determine whether the Services conform to the requirements in this Agreement and the applicable Work Order (the “Services Requirements”). Except as otherwise set forth in this Agreement, if a Service fails to conform to the Services Requirements, it is referred to as “non- conforming” or as a “non-conformity,” as applicable, under this Agreement. If (a) Services conform to the Services Requirements, or (b) Vaxart fails to notify KindredBio within the abovementioned time period that Services do not conform to the Services Requirements, then Vaxart shall be deemed to have accepted such Services and waived its right to revoke acceptance or make any claim that such Services do not conform to the Services Requirements. If Vaxart believes any Services do not conform to the Services Requirements, Vaxart shall so notify KindredBio as soon as practicable by telephone or e-mail providing a reasonably detailed explanation of the non-conformity and shall confirm such notice in writing via overnight delivery to KindredBio. Upon receipt of such telephone or e-mail notice, KindredBio will investigate such alleged non-conformity, and (i) if KindredBio agrees such Services are non-conforming, deliver to Vaxart a corrective action plan within [***] after receipt of Vaxart’s overnight written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than the Parties, or either of them, or (ii) if KindredBio disagrees with Vaxart’s determination that the Services are non-conforming, KindredBio shall so notify Vaxart by telephone or e-mail within such period specified in (i) above. If the Parties dispute whether any Services are conforming or non- conforming, such Services as applicable will be submitted to a mutually acceptable independent laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the Parties absent manifest error. If the laboratory or consultant determines that the Services are non-conforming, [***] for the costs of such laboratory or consultant. If the laboratory or consultant determines that the Services are conforming, Vaxart shall be solely responsible for the costs of such laboratory or consultant.

(i)     In the event KindredBio agrees with Vaxart’s determination that any Services are non-conforming [***], then [***].

(ii)     Each Party acknowledges and agrees that KindredBio’s sole and exclusive liability and Vaxart’s sole and exclusive remedy with regard to non-conforming Services (whether arising out of or related to indemnification, breach of contract or warranty, strict or product liability, statutory violations, tort (including negligence), or otherwise) is limited to those remedies set forth in this Section 2.2.3. For the avoidance of doubt, those remedies set forth in this Section

2.2.3     are in lieu of (and not in addition to) any remedies available to Vaxart under applicable law or in equity, including without limitation, any rights of rejection or revocation of acceptance of Services.

2.2.4     If Services (including Product or any other results and proceeds of Services) are rejected by Vaxart or claimed by Vaxart to be non-conforming, and such Services’ failure to meet any requirements under this Agreement or an applicable Work Order is the result of non- conforming Bulk Drug Substance, Materials, Components, or any other components or materials supplied by Vaxart, then such non-conformity shall be deemed not to be non-conforming for purposes of this Section 2.2 or otherwise, provided KindredBio properly performed its quality control and quality assurance obligations under the applicable Work Order and Quality Agreement.

2.3     Reports. KindredBio shall prepare and deliver to Vaxart in a timely fashion (i) all reports and other documentation required under all applicable WOs, and (ii) at Vaxart’s request and cost, KindredBio shall prepare and provide to Vaxart a final written report describing, in a scientific manner, or in accordance with acceptable industry standards, and in a detailed manner, its activities in the course of providing the Services and the results obtained therefrom, including any and all applicable raw data, if so requested (collectively, the “Reports”).

2.4     Regulatory Changes. If facility, equipment, process, or system changes are required of KindredBio as a result of requirements set forth by the FDA or any other regulatory authority, and such regulatory changes are solely as a result of the Services (“Regulatory Changes”), then the Parties will jointly review such Regulatory Changes and mutually agree in good faith and in writing to such Regulatory Changes, and Vaxart, in its sole discretion, may either (1) terminate this Agreement immediately and bear no cost of any such Regulatory Changes, or (2) pay 100% of the reasonable costs associated with such Regulatory Changes. However, nothing in this Section 2.5 shall be deemed an assignment, license, or change in ownership of any facility, equipment, process, or system.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ARTICLE 3: PAYMENTS

3.1     Costs; Taxes. All consideration due to KindredBio for Services shall be set forth in an applicable Work Order, and Vaxart shall pay to KindredBio the fees for such Services agreed to and set forth in an applicable payment schedule under a WO. Vaxart shall pay all federal, state, municipal, foreign, or other sales, use, excise, import, property, value added, or other similar taxes, assessments, or tariffs assessed upon or levied against the sale and/or provision of Services (including Product, and any other results and proceeds of Services), excluding any taxes on income resulting from the sale or provision by KindedBio of Services to Vaxart pursuant to this Agreement.

3.2     Invoicing. According to the payment schedule in any applicable WO, KindredBio shall submit to Vaxart a written invoice detailing the fees due to KindredBio for the performance of the applicable Services. KindredBio, at its sole discretion, may issue separate invoices in connection with Services being concurrently performed by KindredBio under applicable Work Orders.

3.3     Payment. Within [***] of receipt of an invoice issued pursuant to Section 3.2, except to the extent disputed in good faith and within [***] of receipt of invoice by Vaxart, Vaxart shall pay to KindredBio the amount set forth in the applicable invoice. Notwithstanding the foregoing, KindredBio shall not be entitled to payment for invoiced amounts in excess of the fees specified in the applicable WO, unless KindredBio has obtained Vaxart’s prior written consent to such excess amounts. If any portion of an invoice is disputed by Vaxart in accordance with this Section 3.3, Vaxart will pay to KindredBio for the undisputed amount, and the Parties will use good faith efforts to resolve the disputed amount as provided in Article 9. Any payment due under this Agreement not received within the times noted above shall bear interest at the lesser of (a) the maximum rate permitted by law, or (b) [***] per month on the outstanding balance compounded monthly. In addition to all other remedies available to KindredBio in the event of default or breach by Vaxart, if Vaxart fails to make payments as required under this Agreement, KindredBio may refuse to perform all further or additional Services until the amounts due and owing are paid in full.

ARTICLE 4: RECORD KEEPING; INSPECTIONS

4.1	Records.

4.1.1     KindredBio shall maintain complete and accurate records in appropriate detail for patent and regulatory purposes, fully and properly reflecting all Services performed hereunder and all information, data, results, and materials used or generated in performance of the Services so as to permit Vaxart to audit the results of the Services and KindredBio’s compliance with this Agreement, including, without limitation, such data and materials as are required by an applicable WO or by Applicable Laws (collectively, “Records”).

4.1.2     KindredBio shall maintain all Records in a secure area reasonably protected from fire and other natural hazards, theft and destruction. To the extent practical, Records shall be kept separately from documentation and materials associated with other KindredBio activities or services.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

4.1.3     KindredBio shall maintain Records for [***] or such other longer amount of time as is required by Applicable Laws or the applicable WO. If, after the applicable retention period, KindredBio provides to Vaxart at least [***] prior written notice of KindredBio’s intention to destroy any Records, along with a summary of such Records containing sufficient detail for Vaxart to determine the content of such Records, KindredBio may destroy such Records, if Vaxart does not request the Records to be delivered to Vaxart, at Vaxart’s expense, within such 60-day period. Upon Vaxart’s request at any time, and at Vaxart’s expense, KindredBio shall deliver to Vaxart all original Records, or if requested by Vaxart, certified or authenticated complete, legible copies of such Records; provided that KindredBio may retain a copy of such Records as needed for its own internal purposes, including for regulatory purposes or for the preparation of taxes or other financial documents.

4.1.4     Access to all Records for inspection and copying shall be made available by KindredBio to Vaxart or to Vaxart’s designee at any time during the annual scheduled quality audit, but during normal business hours of KindredBio, unless otherwise agreed to in writing by the Parties, and so as not to disrupt KindredBio’s business, as reasonably determined by KindredBio.

4.1.5     All Records shall be the sole property of Vaxart and, subject to Section 4.1.3 and subject to Article 8, shall not be used by KindredBio for any purpose other than for performing Services or as otherwise permitted under this Agreement or under any applicable WO.

4.2	Regulatory Inspections.

4.2.1     KindredBio shall notify Vaxart within [***] of receipt of any notice or other indication of any government or regulatory authority inspection, investigation, or other inquiry, or other notice or communication of any type, involving Services, Materials, Products, or Records.

4.2.2     The Parties shall cooperate with each other during any such inspection, investigation, or other inquiry, including allowing, upon reasonable request, a representative of Vaxart to attend and to participate during such inspection, investigation, or other inquiry, and including the prompt provision by KindredBio to Vaxart of copies of all documents related to any such inspection, investigation, or other inquiry.

4.2.3     The Parties shall discuss any response to observations or notifications received in connection with any such inspection, investigation, or other inquiry, and each Party shall give the other Party a reasonable opportunity to comment upon any proposed response before it is made.

4.2.4     KindredBio shall arrange for access by Vaxart or by Vaxart’s designee to the facilities of any of KindredBio Affiliates or any other Third Party involved in the performance of any Services during any scheduled inspections of such facilities or records by any government or regulatory authority.

4.3     Access to Facilities. In addition to Vaxart’s rights under Section 4.2, representatives of Vaxart may, upon reasonable notice and during normal business hours of KindredBio, unless otherwise agreed to in writing by the Parties, and so as not to disrupt KindredBio’s business, as reasonably determined by KindredBio, visit any facilities where Services are provided and consult informally, during such visits and by telephone, concerning such Services.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ARTICLE 5: OWNERSHIP; INTELLECTUAL PROPERTY

5.1	Ownership and Assignment.

5.1.1     Except as otherwise expressly provided in this Agreement, KindredBio agrees and acknowledges that all documents, Reports, Records, and any other documentation or data originating with KindredBio but created for or in connection with the Services, no matter the medium (for example, physical or electronic raw data, laboratory notebooks, specimens and protocols), equipment, and other property produced, conceived, or developed as a result of Services performed under this Agreement (collectively, “Work Product”) are and will remain the sole property of Vaxart, and, upon completion of such Services, and subject to Section 4.1.3, KindredBio shall transfer and convey to Vaxart or Vaxart’s designee, or hold Work Product, as instructed by Vaxart.

5.1.2     Vaxart shall remain the sole owner of all right, title, and interest in and to, or licensee of, as applicable, all Confidential Information of Vaxart, and any and all Intellectual Property of Vaxart as of the Effective Date (“Vaxart Pre-Existing IP”). Except as provided in Section 5.3, KindredBio shall have no right, title, or interest hereunder in Vaxart Pre-Existing IP.

5.1.3     Subject to Section 5.4 and Section 5.2, KindredBio shall retain all right, title, and interest in and to all Confidential Information of KindredBio and any and all (a) Intellectual Property owned or controlled by KindredBio prior to or on the Effective Date (“Pre-Existing KindredBio IP”) and (b) Intellectual Property that (i) is independently made by KindredBio in performance of Services for Vaxart pursuant to this Agreement, (ii) is made without the use or benefit of the Materials, Work Product, Vaxart Confidential Information, Vaxart Pre-Existing IP, or any other property or Intellectual Property of Vaxart under this Agreement, and (iii) relates to general processes of manufacturing, packaging, analytical testing, or analysis (collectively, “KindredBio IP”). Except as provided for in any section of this Agreement, including Section 5.2 and Section 5.4, Vaxart shall have no right, title, or interest hereunder in Pre-Existing KindredBio IP or KindredBio IP. As used in this Section 5.1.3, “control” or “controlled” means, with respect to any Pre-Existing KindredBio IP or KindredBio IP, that KindredBio owns or has a valid license to such Pre-Existing KindredBio IP or KindredBio IP and has the ability, right, and authority to grant to Vaxart access, a license, or a sublicense (as applicable) to such Pre-Existing KindredBio IP or KindredBio IP on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time KindredBio would be first required hereunder to grant to Vaxart such access, license or sublicense.

5.1.4     As between KindredBio and Vaxart, Vaxart shall own, and KindredBio hereby assigns to Vaxart, all right, title, and interest it has or may have in and to all Intellectual Property (other than Pre-Existing KindredBio IP or KindredBio IP) created or arising in connection with, or related to, Materials, Product, the performance of any Services, or the preparation of any Reports, Records and Work Product (and all tangible embodiments of any of the foregoing), regardless of whether such Intellectual Property was conceived, reduced to practice, or otherwise created or authored solely by KindredBio (and/or its Affiliates), or jointly by KindredBio (and/or its Affiliates) and Vaxart, and/or jointly by KindredBio (and/or its Affilates) and a Third Party (“Vaxart Inventions”). KindredBio shall disclose in writing to Vaxart from time to time any and all Vaxart Inventions. KindredBio shall, and shall cause its Affiliates and representatives to, sign and deliver to Vaxart all writings and do all things as may be necessary or appropriate to vest in Vaxart all right, title, and interest in and to the Vaxart Inventions and permit Vaxart or its designees to practice and enforce the Vaxart Inventions.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

5.2     Further Assurances. KindredBio shall reasonably assist Vaxart, at Vaxart’s reasonable expense, to further evidence, file, and/or record any assignments of, and to perfect, obtain, maintain, enforce, and defend any rights in and to, Vaxart Inventions. If any part of Vaxart Inventions cannot be fully exploited without violating intellectual property rights owned or licensed by KindredBio and not assigned hereunder, to the extent KindredBio has the right to do so, KindredBio hereby grants to Vaxart a perpetual, irrevocable, worldwide, paid-up, royalty-free, non- exclusive, sublicensable right and license to use KindredBio IP or Pre-Existing KindredBio IP or any other Intellectual Property as incorporated in any Vaxart Inventions, and to fully exploit and exercise all such intellectual property rights to allow the full use and exploitation by Vaxart of Products and Vaxart Inventions.

5.3     Retained Rights. No rights are granted to KindredBio, under any Intellectual Property owned or controlled by Vaxart, including any Vaxart Pre-Existing IP and Vaxart Inventions, except to the extent strictly necessary for KindredBio to perform Services and to fulfill its obligations under this Agreement, or as otherwise mutually agreed by the Parties in a writing signed by both Parties. Upon completion of such Services or fulfillment of such obligations under this Agreement, or expiration or termination of this Agreement, the limited rights granted to KindredBio under this Section 5.3 shall immediately terminate.

5.4     License. KindredBio hereby grants to Vaxart, for the term of this Agreement and thereafter, a worldwide, perpetual, fully-paid, royalty-free, sublicensable, non-exclusive right and license to use the Pre-Existing KindredBio IP and KindredBio IP and trade secrets solely in connection with the activities contemplated by this Agreement and for the research and development of products incorporating or utilizing any end products or results and proceeds produced from the Services, Materials, Reports, Records, Vaxart Inventions, or Vaxart Confidential Information.

ARTICLE 6: REPRESENTATIONS; DISCLAIMERS; INDEMNIFICATION; LIMITATIONS

6.1	KindredBio Representations. KindredBio hereby represents and warrants to Vaxart that:

6.1.1	KindredBio has the full right, power, and authority, and has obtained all approvals, permits, or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

6.1.2     KindredBio has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement and has not granted any now existing, or agreed to grant any future, license, right, or privilege, which agreement, license, right, or privilege conflicts in any way with this Agreement, with the Services, or with any of KindredBio’s obligations hereunder.

6.1.3     KindredBio shall provide all Services in a good and workmanlike manner in accordance with industry standards and Applicable Laws (including cGMP, if applicable under the relevant Work Order).

6.1.4	The Product delivered by KindredBio to Vaxart under this Agreement:

(i) shall conform to the Specifications in effect at the date of manufacture; (ii) shall be manufactured, packaged, labeled, handled, stored and shipped in compliance with all Applicable Laws, including cGMPs (if applicable under the relevant Work Order), and in accordance with the Quality Agreement; (iii) shall be manufactured with Materials (other than Vaxart-supplied Materials) that conform to the applicable specifications for such Materials.

6.1.5     Except as otherwise disclosed to Vaxart, KindredBio is not currently involved in any litigation, and is not aware of any pending litigation matters, related to KindredBio’s role in providing any services to any Third Party.

6.1.6     Any Pre-Existing KindredBio IP or KindredBio IP used by KindredBio to perform Services (i) is KindredBio’s (or its Affiliate’s) unencumbered property, or is licensed to KindredBio, (ii) may be lawfully used by KindredBio in all manners set forth in this Agreement, and (iii) to KindredBio’s knowledge, does not infringe and will not infringe any Third Party Rights.

6.1.7     KindredBio, in performance of its obligations under this Agreement, will not use the services of any person (a) debarred or suspended under 21 U.S.C. §335(a) or under other Applicable Laws, (b) who has been convicted of or under indictment for a crime for which an person could be debarred under 21 U.S.C. § 335(a) or (b), or (c) has been convicted of or under indictment for a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7, 1395ccc, 1395c-5, and/or regulations promulgated thereunder. If KindredBio or any person involved in the performance of Services is debarred or becomes subject to debarment proceedings, (i) KindredBio shall provide written notice thereof to Vaxart as soon as practicable (and in any event within [***]), and (ii) Vaxart may terminate this Agreement immediately without penalty.

6.1.8     KindredBio will maintain during the term of this Agreement all licenses, permits and similar authorizations required by Applicable Laws for KindredBio to perform the Services.

Except for the representations and warranties of KindredBio set forth in this Agreement, KindredBio makes no representations or warranties, written, oral, express or implied, with respect to this Agreement, a Work Order, or the Quality Agreement or any Services (including any Product or other results and proceeds of Services) provided to Vaxart; in particular, ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT, ARE HEREBY DISCLAIMED BY KINDREDBIO. NO WARRANTIES OF KINDREDBIO MAY BE CHANGED BY ANY

REPRESENTATIVES OF KINDREDBIO. Vaxart accepts the Services subject to the terms hereof.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

6.2	Vaxart Representations. Vaxart hereby represents and warrants to KindredBio that:

6.2.1     Vaxart has the full right, power, and authority, and has obtained all approvals, permits, or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

6.2.2     Vaxart has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement and has not granted any now existing, or agreed to grant any future, license, right, or privilege, which agreement, license, right or privilege conflicts in any way with this Agreement, with the Services, or with any of Vaxart’s obligations hereunder.

6.2.3     Vaxart shall be responsible for compliance with all Applicable Laws as they apply to the use of any Services (including Product or any results and proceeds of Services), and Vaxart understands that KindredBio makes no representation or warranty with respect to, and shall have no responsibility for, the sale, marketing, distribution, or use of the Bulk Drug Substance or any other Components or Materials supplied by Vaxart, the content of the labeling, or as to printed materials specified by Vaxart, or its consignees or agents.

6.2.4     Any Vaxart Pre-Existing IP, or information, data, or materials provided to KindredBio (including any Vaxart-supplied Materials), used to perform Services (i) is Vaxart’s (or its Affiliate’s) unencumbered property, or is licensed to Vaxart, (ii) may be lawfully used by Vaxart in all manners set forth in this Agreement, and (iii) to Vaxart’s knowledge, does not infringe and will not infringe any Third Party Rights.

6.2.5     Vaxart has the right to provide to KindredBio access to or possession of any information, data, or materials for the performance of the Services under this Agreement (including any Vaxart-supplied Materials), and it has granted, and has the authority to grant, to KindredBio all necessary rights to use such information, data, and materials for the Services.

6.3     DISCLAIMER. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR AS PROVIDED IN AN APPLICABLE WORK ORDER, THE VAXART CONFIDENTIAL INFORMATION (INCLUDING ANY MATERIALS) SUPPLIED BY VAXART TO KINDREDBIO HEREUNDER IS BEING SUPPLIED “AS IS,” AND VAXART MAKES NO WARRANTIES WITH REGARD THERETO, AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

6.4     KindredBio Indemnification. KindredBio shall defend, indemnify, and hold harmless Vaxart, and its officers, directors, employees, and agents, from and against any and all liabilities, claims, suits, actions, and expenses, including reasonable attorneys’ fees (collectively, “Damages”), as a result of a third party claim, to the extent arising out of or in any way attributable to negligence or willful misconduct by KindredBio, or the inaccuracy or breach of any representation or warranty made by KindredBio under this Agreement or any breach of this Agreement by KindredBio.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

6.5     Vaxart Indemnification. Vaxart shall defend, indemnify, and hold harmless KindredBio, and its officers, directors, employees, and agents, from and against any and all Damages, as a result of a third party claim, to the extent arising out of or in any way attributable to (i) negligence or willful misconduct by Vaxart, (ii) the inaccuracy or breach of any representation or warranty made by Vaxart under this Agreement or any breach of this Agreement by Vaxart, (iii) Vaxart’s storage, promotion, labeling, marketing, distribution, use, or sale of Materials, Bulk Drug Substance, or Product, (iv) any claim that the use, sale, production, development, marketing, or distribution of Bulk Drug Substance or other Materials by KindredBio or Vaxart violates any patent, trademark, copyright, or other proprietary rights of any Third Party, except to the extent such claim arises from or relates to the use of Pre-Existing KindredBio IP or KindredBio IP in connection with the performance of the Services hereunder.

6.6     Indemnification Process. In the event that any claim, action, or proceeding is threatened or asserted involving a matter that is subject to a claim for indemnification under Section

6.4 or under Section 6.5, then the Party seeking indemnification (the “Indemnified Party”) shall notify the indemnifying party (the “Indemnifying Party”) within [***] of knowledge of such claim, action, or proceeding; provided that no delay in giving, or failure to give, such notice will adversely affect any of the other rights or remedies of the Indemnified Party or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. Within [***] thereafter, the Indemnifying Party will notify the Indemnified Party if either (a) it intends to join in the defense of such claim, action, or proceeding, at the Indemnifying Party’s own cost and expense, or (b) if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken, and if the Indemnified Party is reasonably assured of the Indemnifying Party’s ability to satisfy such agreement, then at the option of the Indemnifying Party, the Indemnifying Party may take over the defense of such claim, action, or proceeding, except that, in such case, the Indemnified Party shall have the right to approve any attorney or counsel selected by the Indemnifying Party (which approval shall not be unreasonably delayed or withheld) and to join in the defense of such claim, action, or proceeding at its own cost and expense. In no event shall either Party institute, settle, or otherwise resolve any claim or potential claim, action, or proceeding relating to the Services or arising out of this Agreement without the prior written consent of the other Party, which consent shall not unreasonably be withheld or delayed.

6.7     Waiver of Claims. KindredBio makes no representation or warranty, and Vaxart expressly waives all claims against KindredBio or KindredBio Affiliates, or any of their respective agents or employees, arising out of or in connection with any claims relating to the stability, efficacy, safety, or toxicity of Product developed, formulated, packaged, manufactured, or produced in accordance with this Agreement.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

6.8     Limitation of Damages. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 6.8, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, A WORK ORDER, OR THE QUALITY AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, PROFIT, OR SALES, OR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE IN CONNECTION WITH THIS AGREEMENT, A WORK ORDER, OR THE QUALITY AGREEMENT, OR ANY SERVICES (INCLUDING PRODUCT OR OTHER RESULTS AND PROCEEDS OF SERVICES) PROVIDED TO VAXART UNDER THIS AGREEMENT, A WORK ORDER, OR THE QUALITY AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT OR WARRANTY, STRICT OR PRODUCT LIABILITY, STATUTORY VIOLATIONS, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE, AND REGARDLESS OF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE COST OF COVER OR THE COST OF A RECALL IN CONNECTION WITH, OR BY REASON OF, THE PERFORMANCE OF SERVICES (INCLUDING THE PRODUCTION OF PRODUCT). THE LIMITATIONS IN THIS SECTION 6.8 SHALL NOT LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.4 OR SECTION 6.5, AS APPLICABLE, OR ANY LIABILITY ARISING FROM A BREACH OF ARTICLE 8.

6.9     Limitation of Liability. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 6.9, NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, A WORK ORDER, OR THE QUALITY AGREEMENT, IN NO EVENT SHALL KINDREDBIO’S AGGREGATE LIABILITY (INCLUDING, WITHOUT LIMITATION, FOR ANY CLAIMS, ACTIONS, LOSSES, DAMAGES, INJURIES, DEFECTS, COSTS, EXPENSES, OR OTHER LIABILITIES) ARISING OUT OF OR RELATED TO THIS AGREEMENT, A WORK ORDER, OR THE QUALITY AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT OR WARRANTY, STRICT OR PRODUCT LIABILITY, STATUTORY VIOLATIONS, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE LESSER OF [***] DOLLARS ($[***]) ([***]) OR THE AMOUNT PAID BY VAXART TO KINDREDBIO HEREUNDER. THE LIMITATIONS IN THIS SECTION 6.9 SHALL NOT LIMIT KINDREDBIO’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.4 OR LIABILITY ARISING FROM A BREACH OF ARTICLE 8.

ARTICLE 7: TERM AND TERMINATION

7.1     Term. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated by mutual agreement of the Parties or pursuant to any other provision of this Agreement, shall terminate five (5) years from the Effective Date, or upon the completion, expiration, or termination of all Work Orders, whichever is longer, unless renewed by the Parties in a writing signed by both Parties.

7.2     Default. Either Party may terminate this Agreement for any material breach by the other Party, provided that the terminating Party gives the breaching Party notice of such breach and, if the breach is susceptible of a cure, such breach remains uncured after the expiration of thirty (30) days after such notice was given (or such additional time reasonably necessary to cure a non- monetary default, provided the breaching Party has commenced a cure within the thirty (30) day period and is diligently pursuing completion of such cure).

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

7.3     Convenience. Vaxart may terminate this Agreement or any Work Order at any time and for any reason upon ninety (90) days’ prior written notice to KindredBio.

7.4     Effect of Termination or Expiration. Termination or expiration of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of this Agreement. Any termination by KindredBio shall not relieve KindredBio of its obligation to complete any Services initiated prior to the date of termination. Subject to Section 7.5, if this Agreement is terminated prior to the commencement by KindredBio of any Services, KindredBio shall refund to Vaxart any amounts that may have been paid by Vaxart to KindredBio for such Services.

7.5     Payment on Termination. In the event of termination of this Agreement or of a WO while a WO is still pending and has not been completed, Vaxart shall reimburse KindredBio for (a) all excipients and components used by KindredBio in relation to the Services (“Components”) ordered prior to termination and not cancelable at no cost to KindredBio, (b) all work-in-process commenced by KindredBio, and (c) all completed Services (including finished Product). In the event of cancellation by Vaxart of the production of any Batch set forth in a Work Order or in the event of termination of this Agreement or a WO by KindredBio in accordance with this Agreement, in addition to Vaxart’s obligations under the immediately preceding sentence, Vaxart shall pay the cancellation fees as hereinafter set forth: Vaxart is subject to (i) a charge of [***] of the applicable fees if a Batch is canceled or this Agreement or a WO is terminated less than [***] from the scheduled fill date, (ii) a charge of [***] of the applicable fees if a Batch is canceled or this Agreement or a WO is terminated less than [***] from the scheduled fill date, and (iii) a charge of [***] of the applicable fees if a Batch is canceled or this Agreement or a WO is terminated less than [***] from the scheduled fill date. In addition to the foregoing, in the event of termination of this Agreement or of a WO, Vaxart must compensate KindredBio for any Materials ordered or for testing completed. For purposes of the foregoing, one (1) week is equivalent to seven (7) days. Following expiration or termination of this Agreement or a WO, KindredBio shall deliver such materials EXW Vaxart’s designated facility at Vaxart’s expense and per Vaxart’s instructions. Vaxart shall make payment for all expenses described in this Section 7.5 within [***] from the invoice date.

7.6     Survival. Any expiration or termination of this Agreement shall not relieve either Party from obligations that are expressly indicated, or that by their nature are contemplated, to survive such expiration or termination. The provisions of Article 1, Article 4, Article 5, Article 6, Article 8, Article 9, Article 10, and Sections 2.1.4, 2.1.5, 2.2.3, 7.4, 7.5, 7.6, and any other provisions or sections that, by their terms, would reasonably be expected to survive the term of this Agreement, shall survive the termination, cancellation, or expiration of this Agreement for any reason.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

ARTICLE 8: CONFIDENTIAL INFORMATION

8.1     Confidential Information. From time to time during the term of this Agreement, either Party may provide to the other certain “Confidential Information,” which means and refers to any information disclosed by the Disclosing Party (defined below) to the Recipient (defined below), whether disclosed in oral, written, electronic, or visual form, that is non-public, confidential, or proprietary, including, without limitation, information relating to the Disclosing Party’s patents, patent application, trademark applications, process designs, process models, drawings, plans, designs, data, databases (and extracts therefrom), formulae, methods, know-how, and other Intellectual Property of any form or nature, its respective clients or client confidential information, its business, strategies, finances, marketing, products and processes and all price quotations, pricing, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports, or other documents prepared by any Party’s representatives containing Confidential Information will be considered Confidential Information. Samples or Materials provided hereunder, as well as any and all information derived from the analysis of samples or Materials, will also constitute Confidential Information. For the purposes of this Article 8, a Party or its Representative receiving Confidential Information under this Agreement is a “Recipient,” and a Party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.” Confidential Information does not include information that (i) is or becomes publicly available through no fault of Recipient; (ii) is already independently known to the Recipient, as evidenced by the Receiving Party’s contemporaneous written records or by other reliable evidence; (iii) is disclosed to Recipient on a non-confidential basis by a third party with the legal right to do so; or (iv) is developed by Recipient independently from and without use of the Disclosing Party’s Confidential Information, as evidenced by the Receiving Party’s contemporaneous written records or by other reliable evidence.

8.1.1     Under this Agreement, (i) any and all Work Product, including Records and Reports, (ii) Materials and any information related to Materials, (iii) any Vaxart Inventions and (iv) any Vaxart Pre-Existing IP shall be deemed Vaxart’s Confidential Information.

8.1.2     Under this Agreement, (i) any Pre-Existing KindredBio IP, and (ii) KindredBio IP shall be deemed KindredBio’s Confidential Information.

8.2     Use of Confidential Information. Recipient will use Confidential Information disclosed to it solely for the purpose of meeting its obligations and exercising its rights under this Agreement. Recipient will keep the Confidential Information strictly confidential and will not disclose Confidential Information in any manner whatsoever, in whole or in part, other than to those of its representatives who (i) have a need to know Confidential Information for the purposes of this Agreement, (ii) have been advised of the confidential nature of Confidential Information, and (iii) have obligations of confidentiality and non-use to Recipient no less restrictive than those set forth in this Agreement. Additionally, Vaxart will have the right to disclose Confidential Information to sublicensees or other strategic partners or in connection with financings or similar transactions provided that the parties to whom Vaxart discloses this information are bound by obligations of confidentiality and non-use no less restrictive than those set forth in this Agreement. Recipient will protect Confidential Information disclosed to it by using all reasonable precautions to prevent the unauthorized disclosure, dissemination, or use of Confidential Information, which precautions will, in no event, be less than those exercised by Recipient with respect to its own Confidential Information of a similar nature. The Recipient shall promptly notify the Disclosing Party upon discovery of any use or disclosure of the Disclosing Party’s Confidential Information in violation of this Agreement and shall take all such actions as are reasonably necessary to mitigate the unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The obligations of confidentiality and non-use set forth in this Article 8 will remain in effect for a period of [***] following the expiration or termination of this Agreement.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

8.3     Exceptions to Confidentiality Obligations. Notwithstanding the foregoing and subject to any other right to disclose information as set forth under this Agreement, either Party may disclose Confidential Information if required by Applicable Laws, government requirements, or court order, provided that Recipient promptly notifies Disclosing Party of any such disclosure obligation and provides to Disclosing Party a reasonable opportunity to seek a protective order or other appropriate remedy or to waive compliance with the provisions of this Agreement.

8.4     Disclosures and Public Announcements. Neither Party shall issue any press release or other publicity materials, or make any public presentation or representation with respect to the existence of, or any of the terms or conditions of, this Agreement without the prior written consent of the other Party.

8.5     Termination and Return of Confidential Information. Upon the request of a Party, the other Party shall promptly return or destroy all Confidential Information in any form, except that a Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information as required by Applicable Laws or as otherwise necessary for the purpose of meeting its obligations and exercising its rights under this Agreement.

ARTICLE 9: DISPUTE RESOLUTION

9.1     Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in San Francisco, California before one arbitrator. The arbitration shall be administered by JAMS pursuant to its “Comprehensive Arbitration Rules and Procedures” and in accordance with the “Expedited Procedures” in those Comprehensive Arbitration Rules and Procedures, or by another arbitration group, company, or panel as mutually agreed by the Parties in a signed writing. Judgment on any arbitration award may be entered in any court having jurisdiction. This clause shall not preclude the Parties from seeking provisional remedies, including injunctive relief, in aid of arbitration from a court of appropriate jurisdiction. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing Party, if any, the costs, including reasonable attorneys’ fees, reasonably incurred by the prevailing Party in connection with the arbitration, including, without limitation, the preparation therefor.

ARTICLE 10: MISCELLANEOUS

10.1     Assignment and Delegation. This Agreement and the Services contemplated hereunder are personal to KindredBio and, except as permitted in Section 2.1.3, shall not be assigned, transferred, or subcontracted by KindredBio without the prior written consent of Vaxart, which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment, transfer or subcontracting of this Agreement in violation of this shall be Section 10.1 null and void. Vaxart may assign or transfer its rights and obligations, in whole or in part under this Agreement, provided that no such assignment or transfer shall relieve Vaxart of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assignees.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

10.2	[Intentionally omitted.]

10.3     Entire Agreement. This Agreement, including Work Orders, Quality Agreements, and any other documents referenced herein or attached hereto, contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations, and warranties between the Parties are superseded by this Agreement.

10.4     Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if mutually agreed upon, set forth in writing, and signed by the Parties.

10.5     Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of Delaware, and all rights and remedies shall be governed by such laws without regard to any conflicts of law rules or principles.

10.6     Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause, or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause, or combination of the same shall be deleted, and the remainder of this Agreement shall remain binding and in full force and effect, provided that such deletion does not alter the basic purpose and structure of this Agreement.

10.7     Notices. All notices and communications related to this Agreement or that are provided pursuant to this Agreement shall be in writing and shall be effective if given: (a) by email, upon confirmation of receipt; (b) by registered or certified mail, return receipt requested, seventy- two (72) hours after such communication is deposited in the U.S. mails with postage prepaid, and addressed as set forth below; or (c) by any other means (including, without limitation, reputable overnight courier service) when delivered at the address specified below:

Notices to KindredBio:

Kindred Biosciences, Inc.

1555 Bayshore Highway, Suite 200

Burlingame, CA 94010

Attention: Denise Bevers, Chief Operating Officer

E-mail address: denise.bevers@kindredbio.com

With a copy to: documents@kindredbio.com;

Notices to Vaxart:

Vaxart, Inc.

385 Oyster Point Boulevard, suite 9A,

South San Francisco, CA 94080

Attn: Wouter Latour, MD, MBA, Chief Executive Officer E-mail: wlatour@vaxart.com

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

With a copy to:

Vaxart, Inc.

385 Oyster Point Boulevard, suite 9A,

South San Francisco, CA 94080

Attn: Margaret Echerd, VP Finance E-mail: mecherd@vaxart.com

Either Party may change its designated address, telephone number, designated contacts, or any other contact information for notices at any time by written notice to the other Party.

10.8     Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty, or the relation of principal and agent between the Parties, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other Party or the other Party’s representatives in any way.

10.9     Waiver. No delay on the part of either Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party unless in writing, signed by the Party against whom such waiver is claimed, and it shall be limited solely to the one event.

10.10     Interpretation; Construction. The titles of the sections of this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement. Accordingly, in the case of any question with respect to the construction of this Agreement, it is to be construed as if such section headings had been omitted. This Agreement has been negotiated at arm’s length among the Parties, each of whom is sophisticated and knowledgeable in the matters dealt with in this Agreement. Thus, any rule of law or legal decision that would require any ambiguities in this Agreement to be interpreted against the Party who drafted it, is not applicable and is hereby waived by each of Parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the purpose and intent of the parties. Moreover, unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular, the singular the plural, and the part the whole, (ii) references to one gender include all genders, (iii) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (iv) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (v) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole, and (vi) references to a “business day” shall mean any weekday that is not a Saturday, Sunday, official federal holiday or official holiday in the State of California. Any reference in this Agreement to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time.

10.11     Further Acts. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

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[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

10.12     Signatures; Counterparts. This Agreement may be signed in counterparts, including by PDF (Portable Document Format), electronic mail (e-mail), or facsimile and/or with electronic signatures, and each such counterpart shall be valid and binding on the Parties with the same effect as if original signatures had been exchanged, and each shall be deemed an original, but all counterparts, taken together, shall constitute one and the same instrument.

10.13     No Third-Party Beneficiaries. The Parties agree that, except as expressly provided in Section 6.4 and in Section 6.5, there are no third-party beneficiaries of any kind of this Agreement.

10.14     Injunctive Relief. Each Party acknowledges and agrees that any breach of this Agreement, including a breach of Article 5 or Article 8, will constitute immediate and irreparable harm to the other Party that cannot adequately and fully be compensated by money damages, and will warrant, in addition to all other rights and remedies afforded by law and this Agreement, injunctive relief, specific performance, or other equitable relief.

10.15	Insurance.

10.15.1     KindredBio is, and shall be during the term of this Agreement and for a period of three (3) years after expiration or termination of this Agreement, insured as follows: worker’s compensation as required by Applicable Laws; employer’s liability insurance not less than [***] dollars ($[***]), bodily injury and property damage insurance not less than [***] dollars ($[***]), (combined single limit, per occurrence); and Commercial General Liability Insurance, including Product Liability and Contractual Liability coverage, in amounts not less than [***] dollars ($[***]), (combined single limit, per occurrence). KindredBio shall make such insurance certificates evidencing the maintenance of such insurance available to Vaxart upon request.

10.15.2     Vaxart is, and shall be during the term of this Agreement and for a period of one (1) year beyond the expiration date of Product provided hereunder, insured as follows: Commercial General Liability Insurance, including Product Liability and Contractual Liability coverage, in amounts not less than five million dollars ($5,000,000), combined single limit. Vaxart shall make such insurance certificates evidencing the maintenance of such insurance available to KindredBio upon request.

10.16     Force Majeure Events. Failure of either Party to perform under this Agreement (except the obligation to make payments) shall not subject such Party to any liability to the other if such failure is caused by acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, compliance with any order or regulation of any government entity, or by any cause beyond the reasonable control of the affected Party, whether or not foreseeable, provided that written notice of such event is promptly given to the non-affected Party.

[Remainder of Agreement Intentionally Left Blank; Signature Page Follows.]

_________________________

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

VAXART, INC..		KINDRED BIOSCIENCES, INC.

By:	/s/ Wouter Latour	By:	/s/ Richard Chin

Name:	Wouter Latour	Name:	Richard Chin

Title:	CEO	Title:	CEO